Exhibit 99.1

Kona Grill Reports Third Quarter 2013 Results

Same-Store Sales Increase 2.6%; Net Income of $0.08 per Share

SCOTTSDALE, AZ, October 30, 2013 – Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar, reported financial results for the third quarter ended September 30, 2013.

Third Quarter 2013 Summary vs. Year-Ago Quarter:

●	Restaurant sales increased 2.6% to $24.5 million from $23.9 million;
●	Same-store sales increased 2.6%;
●	Net income of $660,000, or $0.08 per share, compared to $984,000, or $0.11 per share.

“Our third quarter same-store sales of 2.6% exceeded our expectations, marking our twelfth positive same-store sales quarter out of the last thirteen,” said Berke Bakay, President and CEO of Kona Grill. “Despite macro-economic uncertainty and other pressures in the casual-dining segment we believe our increase in guest traffic for the quarter speaks to our ability to consistently deliver a unique dining experience.”

Bakay continued: “Momentum for Kona Grill remains strong as we continue the process of transitioning back into a growth company. We opened in Boise, Idaho on October 18th, our first new restaurant since 2010, and early guest feedback is promising. Moreover, we are on track to open our next restaurant in The Woodlands, Texas before year-end and plan to open our new Fort Worth, Texas location in the first quarter of 2014. We recently signed several leases and continue to make progress on our 2014 and 2015 development pipeline. We plan to open at least four new restaurants in 2014 and currently have two leases signed for 2015 openings. Our goal is to double our sales over the next five years, which translates to an approximately 15% compounded annual growth rate.”

Third Quarter 2013 Financial Results

Restaurant sales in the third quarter of 2013 increased 2.6% to $24.5 million compared to $23.9 million in the third quarter of 2012. The sales improvement reflects a 2.6% increase in same-store sales, driven by a 1.6% increase in traffic and a 1.0% increase in average guest check.

Restaurant operating profit in the third quarter of 2013 of $4.4 million was flat compared to the third quarter of 2012. As a percentage of sales, restaurant operating profit was 18.0% compared to 18.5% in the year-ago quarter. The change in restaurant operating margin was primarily due to higher prime costs.

Net income in the third quarter of 2013 was $660,000, or $0.08 per share, compared to net income of $984,000, or $0.11 per share, in the year-ago quarter.

At September 30, 2013, cash and cash equivalents totaled $9.0 million compared to $8.0 million at December 31, 2012. The $20.0 million credit facility the company established in April 2013 remains fully available.

Guidance

For the fourth quarter of 2013, the company expects same-store sales growth of 3.0%, excluding the impact from two extensive restaurant remodels that commenced in October. As a result of the remodels and new restaurant openings, the company forecasts restaurant sales of $24.5 million for the fourth quarter of 2013, compared to $23.0 million in the same year-ago quarter.

The company expects a net loss for the fourth quarter of 2013 of $600,000 or $0.07 per share, which includes an approximate $0.18 per share impact from a combination of preopening expenses, lost sales and costs associated with two restaurant remodels, and G&A spending in support of new unit growth, compared to net income of $851,000, or $0.10 per share, for the fourth quarter of 2012. The company reaffirms its guidance of two restaurant openings in 2013, with the aforementioned Boise, Idaho location opened on October 18th, and The Woodlands, Texas restaurant slated to open before the end of the year.

Conference Call

The Company will host a conference call today, October 30, 2013, at 5:00 p.m. Eastern Time to discuss its third quarter 2013 results. President and CEO Berke Bakay and CFO Christi Hing will host the call, followed by a question and answer session.

Toll-free dial-in number: 1-877-941-8416

International dial-in number: 1-480-629-9808

Conference ID: 4645363

The conference call will be broadcast simultaneously and available for replay via the investors section of the company's website at www.konagrill.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern Time on the same day through November 29, 2013.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 4645363

About Kona Grill

Kona Grill (NASDAQ: KONA) features American favorites with an international influence and award-winning sushi in a casually elegant atmosphere. Kona Grill owns and operates 24 restaurants, guided by a passion for quality food and personal service. Restaurants are currently located in 17 states: Arizona (Chandler, Gilbert, Phoenix, Scottsdale); Colorado (Denver); Connecticut (Stamford); Florida (Tampa); Idaho (Boise); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Louisiana (Baton Rouge); Maryland (Baltimore); Michigan (Troy); Minnesota (Eden Prairie); Missouri (Kansas City); Nebraska (Omaha); New Jersey (Woodbridge); Nevada (Las Vegas); Texas (Austin, Dallas, Houston, San Antonio); Virginia (Richmond). For more information, visit www.konagrill.com.

Forward-Looking Statements

The financial guidance we provide for our fourth quarter 2013 results, statements about our beliefs regarding targeted sales growth, targeted new restaurant openings, profits and stockholder value, and certain other statements contained in this press release are forward-looking. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, or performance and underlying assumptions and other statements that are not purely historical. We have attempted to identify these statements by using forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should,” or comparable terms. All forward-looking statements included in this press release are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the company's filings with the Securities and Exchange Commission.

KONA GRILL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2013	2012
	(Unaudited)

ASSETS
Cash and cash equivalents	$9,000	$7,989
Other current assets	1,666	1,597
Other assets	1,137	812
Property and equipment, net	31,906	28,927
Total assets	$43,709	$39,325

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$9,632	$8,542
Long-term obligations	11,418	11,915
Stockholders’ equity	22,659	18,868
Total liabilities and stockholders’ equity	$43,709	$39,325

KONA GRILL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)

Restaurant sales	$24,507	$23,887	$73,799	$73,035
Costs and expenses:
Cost of sales	6,755	6,540	20,176	19,849
Labor	8,277	8,040	24,551	24,199
Occupancy	1,691	1,569	5,003	4,650
Restaurant operating expenses	3,382	3,310	9,954	10,248
General and administrative	1,905	1,761	5,790	5,365
Preopening expense	356	-	397	-
Gain on insurance recoveries	-	(101)	-	(101)
Depreciation and amortization	1,395	1,392	4,236	4,311
Total costs and expenses	23,761	22,511	70,107	68,521
Income from operations	746	1,376	3,692	4,514
Nonoperating income (expense):
Write off of deferred financing costs	-	-	(66)	-
Interest expense, net	(52)	(6)	(96)	(26)
Income from continuing operations before provision for income taxes	694	1,370	3,530	4,488
Provision for income taxes	34	-	309	120
Income from continuing operations	660	1,370	3,221	4,368
Loss from discontinued operations, net of tax	-	(386)	-	(433)
Net income	$660	$984	$3,221	$3,935

Net income per share - Basic
Income from continuing operations	$0.08	$0.16	$0.38	$0.50
Loss from discontinued operations	-	(0.05)	-	(0.05)
Net income	$0.08	$0.11	$0.38	$0.45

Net income per share - Diluted
Income from continuing operations	$0.08	$0.16	$0.37	$0.49
Loss from discontinued operations	-	(0.05)	-	(0.05)
Net income	$0.08	$0.11	$0.37	$0.44

Weighted average shares outstanding:
Basic	8,585	8,710	8,565	8,776
Diluted	8,778	8,808	8,716	8,956

Comprehensive income	$660	$984	$3,221	$3,935

Reconciliation of Restaurant Operating Profit to Income from Operations

The Company defines restaurant operating profit to be restaurant sales minus cost of sales, labor, occupancy, and restaurant operating expenses. Restaurant operating profit does not include general and administrative expenses, preopening expense and depreciation and amortization. The Company believes restaurant operating profit is an important component of financial results because it is a widely used metric within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance. The Company uses restaurant operating profit as a key metric to evaluate its restaurants' financial performance compared with its competitors. Restaurant operating profit is not a financial measurement determined in accordance with generally accepted accounting principles ("GAAP") and should not be considered in isolation or as an alternative to income from operations. Restaurant operating profit may not be comparable to the same or similarly titled measures computed by other companies. The table below sets forth the Company's calculation of restaurant operating profit and a reconciliation to income from operations, the most comparable GAAP measure (in thousands).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Restaurant sales	$24,507	$23,887	$73,799	$73,035
Costs and expenses:
Cost of sales	6,755	6,540	20,176	19,849
Labor	8,277	8,040	24,551	24,199
Occupancy	1,691	1,569	5,003	4,650
Restaurant operating expenses	3,382	3,310	9,954	10,248
Restaurant operating profit	4,402	4,428	14,115	14,089
Deduct - other costs and expenses:
General and administrative	1,905	1,761	5,790	5,365
Preopening expense	356	-	397	-
Gain on insurance recoveries	-	(101)	-	(101)
Depreciation and amortization	1,395	1,392	4,236	4,311
Income from operations	$746	$1,376	$3,692	$4,514

	Percentage of Restaurant Sales		Percentage of Restaurant Sales
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Restaurant sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	27.6	27.4	27.3	27.2
Labor	33.8	33.7	33.3	33.1
Occupancy	6.9	6.6	6.8	6.4
Restaurant operating expenses	13.8	13.8	13.5	14.0
Restaurant operating profit	18.0	18.5	19.1	19.3
Deduct - other costs and expenses:
General and administrative	7.8	7.4	7.8	7.3
Preopening expense	1.5	-	0.5	-
Gain on insurance recoveries	-	(0.4)	-	(0.1)
Depreciation and amortization	5.7	5.8	5.7	5.9
Income from operations	3.0%	5.7%	5.0%	6.1%

Certain amounts do not sum due to rounding.

Kona Grill Investor Relations Contact:

Liolios Group, Inc.

Cody Slach

Tel 1-949-574-3860

KONA@liolios.com